EXHIBIT 4.2

THE LGL GROUP, INC.

2011 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Participant	____________________
Date of Grant	____________________
Number of Shares Purchasable	____________________
Exercise Price	$____________________
Expiration Date	____________________

This Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant indicated above by and between The LGL Group, Inc., a Delaware corporation (the “Company”), and the Participant named above.

WHEREAS, the Participant is a director, officer or other employee of, or a consultant, advisor or other independent contractor who provides services to, the Company and/or its subsidiaries;

WHEREAS, pursuant to The LGL Group, Inc. 2011 Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved the grant to the Participant of an option to purchase shares of the common stock, $0.01 par value, of the Company (the “Common Stock”) on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used, but not otherwise defined, herein shall have the same meaning assigned to such term in the Plan.

NOW, THEREFORE, based on the foregoing recitals and in consideration of the covenants set forth herein, the parties hereto hereby agree as follows:

1. Grant of Option; Certain Terms and Conditions.  The Company hereby grants to the Participant, and the Participant hereby accepts, as of the Date of Grant, an option to purchase such number of shares of Common Stock equal to the Number of Shares Purchasable indicated above (the “Option Shares”) at the Exercise Price per share indicated above, which option shall expire at 5:00 p.m., New York City time, on the Expiration Date indicated above and shall be subject to all of the terms and conditions set forth in this Agreement and the Plan (the “Option”).  [The Option is intended to qualify, to the maximum extent possible, as an “incentive stock option” under the Section 422 of the Code (“Section 422”).

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  In the event that a portion of the Option does not qualify as an “incentive stock option” under Section 422, the Participant, in the case of a partial exercise of the Option, may designate whether the Participant is electing to exercise an “incentive stock option” or a stock option which is not so qualified under Section 422.]

2. Vesting.  The Option granted hereunder shall vest as follows:

Vesting Date	Cumulative Percentage of Option Vested
__________________	___%
__________________	___%
__________________	___%

3. Exercise.  The Option shall be exercisable in accordance with the terms of the Plan, during the Participant’s lifetime only by the Participant or by his or her guardian or legal representative, and after the Participant’s death only by the person or entity entitled to do so under Participant’s last will and testament or applicable intestate law.  The Option may be exercised only by the delivery to the Company of a written notice of such exercise, which notice shall specify the number of Option Shares to be purchased and shall be accompanied by payment in full (in any manner provided in Section 6.3 of the Plan) of the aggregate Exercise Price for such Option Shares.  [Except as otherwise provided in the Employment Agreement (as defined below),] the Option shall terminate and cease to be exercisable no later than 90 days after the date on which the Participant’s employment with or service to the Company or a subsidiary terminates.

4. Payment of Withholding Taxes.  The Company has the right to (i) withhold and deduct from any payments made under the Plan or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a subsidiary of the Company in a manner consistent with Section 409A of the Code), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to an Award, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.  At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option, the Participant, with the prior consent of the Committee, may satisfy this obligation in whole or in part by electing to have the Company withhold from the distribution shares of Common Stock having a value up to the minimum amount required to be withheld.

5. Notices.  All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or when actually received after mailing by certified or registered mail, postage prepaid, return receipt requested: (a) to the Company, at 2525 Shader Rd., Orlando, Florida 32804, Attention: Chief Accounting Officer, (b) to the Participant, at the address set forth beneath his or her signature on the signature page hereto, or (c) to either party, at such other address as the party may designate by written notice in the foregoing manner.

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6. Plan.  The Option is granted pursuant to the Plan and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time as provided in Section 10.8 of the Plan.  Notwithstanding the foregoing, except as provided in Section 10.8 of the Plan, no termination, suspension or amendment of the Plan or this Agreement may adversely affect any outstanding Award without the consent of the affected Participant or his or her beneficiary; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under the Plan.  Any rules and regulations the Committee may adopt for the purpose of administering the Plan, as well as any interpretation or construction by the Committee of the Plan or this Agreement, shall be final and binding upon the Participant and his or her heirs and assigns.

7. Conditions.  Notwithstanding anything in this Agreement or the Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Award or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Award or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Award, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Award shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.  Notwithstanding any other provision of the Plan, this Agreement or any other agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Agreement or the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to any Awards granted under this Agreement or the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act, and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body or self-regulatory organization that the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.  The Committee may restrict the rights of Participants to the extent necessary to comply with Section 16(b) of the Exchange Act, the Code or any other applicable law or regulation.

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  The grant of an Award pursuant to this Agreement or the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

8. Employment Rights.  In accordance with Section 10.7 of the Plan, no provision of this Agreement or of the Option granted hereunder shall confer upon any person any right to continued retention by the Company or any subsidiary as an employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time.  The Participant hereby acknowledges and agrees that the Company may terminate the Participant’s service at any time and for any reason, or for no reason, unless the Participant and the Company are parties to a written employment, consulting, independent contractor or other written agreement that expressly provides otherwise.

9. Non-transferability of Awards.  Except, in the event of the Participant’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan [or the Employment Agreement], unless approved by the Committee, no stock option, restricted stock, performance award or other Award may be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise except for a qualified domestic relations order, and the Company shall not be required to recognize any attempted assignment of such rights by any Participant.  During a Participant’s lifetime, an Award may be exercised only by him or her or by his or her guardian or legal representative.

10. Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern.  The Participant acknowledges having received a copy of the Plan.

11. Entire Agreement; Modification.  [Except for the Participant’s employment agreement with the Company, dated as of __________, 20___ (the “Employment Agreement”),] this Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified or waived, except as provided in the Plan or in a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

12. Governing Law.  This Agreement and the Option granted hereunder shall be governed by and construed in a manner consistent with Code Section 409A and exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.

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IN WITNESS WHEREOF, the Company and Participant have duly executed this Agreement effective as of the Date of Grant.

THE LGL GROUP, INC.

By:
Name:
Title:

PARTICIPANT

By:
	Name:	____________________
Address: